Exhibit 1.01

CONFLICT MINERALS REPORT OF
Peloton Interactive, Inc.
FOR THE REPORTING PERIOD FROM JANUARY 1, 2023 TO DECEMBER 31, 2023

I.Introduction

Peloton Interactive, Inc. (“we,” “our,” “us,” “Peloton,” or the “Company”) provides this Conflict Minerals1 Report for calendar year 2023 (the “Reporting Period”) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Act”).

At Peloton, we are committed to respecting and protecting the human rights for all our stakeholders, including our team members, Members, partners, and all people at all levels of our supply chain. We designed our processes to enable sufficient knowledge of input materials and components to reasonably assure that they were obtained from sources in compliance with applicable laws and regulatory requirements, including those relating to conflict minerals. As part of our commitment to responsible sourcing practices, we undertook due diligence with respect to potential sourcing of tin, tungsten, tantalum, and gold (“3TG” or “conflict minerals”) materials within our products. Our due diligence efforts were consistent with the internationally recognized framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 (“OECD Due Diligence Guidance”) and related Supplements.

The statements below are based on the activities performed to date in good faith by the Company and are based on the infrastructure and information available at the time of this filing. Factors that could cause actual results to differ materially from these statements include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving identification of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding U.S. Securities and Exchange Commission (“SEC”) final rules, and other issues.

II.Overview
Company Profile
Peloton is the largest interactive fitness platform in the world, with a loyal community of over 6 million members. We pioneered connected, technology-enabled fitness and the streaming of immersive, instructor-led boutique classes to our Members anytime, anywhere. Peloton makes fitness entertaining, approachable, effective, and convenient, while fostering social connections that encourage our Members to be the best versions of themselves. Peloton provides Members with expert instruction and world class content to create impactful and entertaining workout experiences for anyone, anywhere, and at any stage in their fitness journey. At home, outdoors, traveling, or at the gym, Peloton offers an immersive and personalized experience. With tens-of-thousands of classes available across 16 fitness modalities, Members can access Peloton content via our hardware or via the Peloton App, on their phone, tablet, or TV, allowing them to workout when, where, and how they want.

1The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country.
2 OECD (2016), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing, Paris. http://dx.doi.org/10.1787/9789264252479-en

Exhibit 1.01
We are subject to Rule 13p-1 as we have determined that, during the Reporting Period, conflict minerals were likely necessary to the functionality or production of products that Peloton, and its wholly-owned subsidiary, Precor, manufactured or contracted to manufacture based on the inclusion of metal and electronic components that contain 3TG materials. Although Peloton does not directly purchase, procure, or source conflict minerals, we are committed to meeting and exceeding internationally accepted due diligence standards for primary minerals in our supply chain. Our responsible minerals sourcing program includes requirements that apply to all levels of Peloton’s supply chain.

Reasonable Country of Origin Inquiry Information

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the necessary conflict minerals originated in the DRC or an adjoining country or came from recycled or scrap sources.

The Company’s RCOI process included reviewing the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by SEC Release No. 34-67716 (August 22, 2012) under the Act (the “Adopting Release”) and conducting an inquiry of our direct suppliers of the in-scope products using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). Based on the results of our RCOI which indicated sourcing of 3TG minerals from the DRC or an adjoining country, we exercised due diligence on the source and chain of custody of the conflict minerals in accordance with the OECD Due Diligence Guidance. Our due diligence efforts are discussed further in this Conflict Minerals Report.

Due Diligence Program Design

The Company designed its conflict minerals program to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as they relate to our position in the minerals supply chain as a “downstream” company:

Step 1: Establish strong company management systems Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices Step 5: Report annually on supply chain due diligence

III.Due Diligence Measures Performed by The Company

Consistent with the five steps of the OECD Due Diligence Guidance, Peloton has undertaken the following steps to reasonably determine the country of origin and to exercise due diligence in the 3TG mineral supply chain.

Step 1: Establish strong company management systems

We have established and maintain certain policies, procedures and systems in connection with the mineral supply chain and our commitments related thereto:
a.Supplier Code of Conduct – Peloton’s Supplier Code of Conduct (the “Supplier Code”), which incorporates Peloton’s Conflict Minerals Policy, applies to all levels of Peloton’s supply chain, including our trusted partners and sub-tier suppliers. The Supplier Code and Conflict Minerals Policy are based on industry and internationally accepted principles, including the International Labour Organization’s Labour Standards and the OECD Due Diligence Guidance.

b.Conflict Minerals Policy – The Conflict Minerals Policy highlights the Company’s commitment to complying with the reporting and due diligence obligations required by Rule 13p-1 and the Company’s expectations from its

Exhibit 1.01
suppliers that they comply with the same obligations. The policy is available on our corporate website at https://investor.onepeloton.com/corporate-governance.

c.Policy Commitments – The Supplier Code sets forth Peloton’s commitments for its suppliers in the areas of labor and human rights, health and safety, the environment, integrity in business dealings, and other risk areas. The Company’s policy commitments are sustained through the structures and processes set forth below. The Supplier Code establishes five Guiding Principles that shape our commitments to help maintain a responsible and ethical supply chain. A key Guiding Principle is acting as a responsible global citizen, which encompasses our conflict minerals due diligence commitments as reflected in the Company’s Conflict Minerals Policy.

d.Other Relevant Policies – We maintain other policies relevant to the Company’s Conflicts Minerals commitments, which include the following:

The Company’s Code of Conduct: sets forth the standards that govern all of our business dealings and establishes expectations for everyone at Peloton. Peloton’s commitments in the Code of Conduct are reflected in the Supplier Code, and we expect our partners and sub-tier suppliers to be aware of and adhere to Peloton’s standards and Guiding Principles for maintaining a responsible and ethical supply chain.

Global Integrity Reporting Policy: applies to Peloton’s team members, directors and officers, and contractors, and sets forth our approach to protecting and supporting individuals who report potential misconduct.

e.Peloton Management Systems – The Peloton Safety, Ethics and Compliance and Procurement Teams, in coordination with other stakeholders, manage the Company’s Conflict Mineral diligence efforts. These efforts include senior leadership involvement to ensure that critical information, including the Company’s conflict minerals standard and the Supplier Code, reach relevant team members and all suppliers. These teams coordinate efforts related to Peloton’s Supplier Code and across Peloton’s business teams and functions, including Supply Chain, Product, Peloton’s ESG team, legal, and finance. The Safety, Ethics and Compliance and Procurement teams regularly reports to, and consults with, Peloton’s senior management to review progress and set ongoing commitments for our responsible sourcing of materials and environmental due diligence efforts.

f.Board Oversight – Peloton’s Board of Directors oversees Peloton’s Chief Executive Officer and other senior management in the competent and ethical operation of Peloton on a day-to-day basis related to conflict minerals. The Audit Committee assists Peloton’s Board of Directors in monitoring significant business risks, including operational and reputational risks.

g.Internal Engagement – The Company administers a role based training program to educate team members on its conflict minerals process, the goals of its program, and its reporting obligations as a public company.

h.Supplier Engagement – The Company communicates its Conflict Minerals Policy and provides educational materials to its in-scope suppliers, enforced by the Supplier Code. In-scope suppliers are informed of the Company’s conflict minerals disclosure requirements on an annual basis when the Company requests information in connection with the Conflict Minerals Policy, along with recommendations for developing, implementing, and documenting a conflict minerals compliance program.

i.Company Level Reporting Mechanism – The Company has a dedicated, external Integrity Helpline as part of its open reporting culture and so that team members, contractors, and supplier partners can raise concerns or report misconduct on a confidential basis. Stakeholders, internal and external, can communicate directly and confidentially with the Company’s Safety, Ethics and Compliance team by reporting through available channels. All concerns are reviewed by dedicated investigators through our confidential investigation processes.

Step 2: Identify and assess risks in the supply chain

Exhibit 1.01
We performed the following steps as part of our risk assessment process:

a.Identified products in scope – Peloton conducted a detailed review of the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope as described by the Adopting Release.

b.Conducted RCOI – The Company utilized the most recent version of the industry-developed CMRT to query our suppliers for conflict minerals information. We requested this information from the Tier 1 suppliers who provide materials and components for the products deemed in-scope by our Conflict Minerals team. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI. See Appendix I for a list of countries of origin identified through the RCOI process.

c.Completed additional follow-up – The Company contacted direct suppliers multiple times to request detailed conflict minerals information. We worked to clarify and validate the accuracy of information provided by our suppliers through standardized feedback questions to address any issues or uncertainty with the template provided when necessary and/or obtaining additional information upon request (product identification, order numbers, or shipping addresses) to help ensure we received conflict minerals information specific to our supply-chain.

d.Identified smelters or refiners (“SORs”) – The Company compiled a list of SORs in our supply chain using our suppliers’ responses in their CMRTs. The Company reconciled this list to the list of smelter facilities designated by the RMI’s Responsible Minerals Assurance Process (“RMAP”). The RMAP conducts independent, third-party audits of SORs to determine which have validated systems that help ensure the minerals were responsibly sourced according to the OECD Due Diligence Guidance. The Company also utilized information provided by the London Bullion Market Association (“LBMA”), and Responsible Jewelry Council (“RJC”) cross-recognition audit programs. The Company maintains a database of smelter aliases to reconcile suppliers’ smelters lists to the list of RMI SORs. We have provided that list in this report within section IV – Product Description; Processing Facilities.

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.Reporting results to senior management – The Conflict Minerals team reports the results of our RCOI to senior management at multiple points in time throughout the data collection period. These communications included the Conflict Minerals team’s plan to respond, as needed, to risks identified in the due diligence processes.

b.Designed and implemented a plan – The Company used established risk rating criteria to evaluate suppliers based on the responses provided within their CMRT, as well as any additional documentation furnished to support those responses and the suppliers’ due diligence processes. The resulting risk ratings were used to develop specific supplier outreach and training to address the identified risks and to take corrective actions with suppliers found not in compliance with the Company’s Conflict Minerals Policy. This includes additional outreach to suppliers who failed to respond to our multiple requests for information, suppliers who provided inconsistent or erroneous information, and suppliers who indicated they had received responses from less than 50% of their in-scope suppliers. Our Conflicts Minerals team further reviews the responses to verify the validity of SORs reported by our suppliers, the audit status of such SORs and the country of origin of the minerals processed at such facilities.

c.Provided informational materials – The Company provided each supplier with informational materials that explain Section 1502 of the Dodd Frank Act, the OECD framework, the RCOI process, and general information on the contents of the most recent revision of the CMRT (including definitions of common phrases and frequently asked questions). These materials are provided to suppliers at the time of the initial request for a

Exhibit 1.01
completed CMRT. The informational materials serve as a point of reference for suppliers that are unfamiliar with the rule and helps limit the risk of obtaining inaccurate information from them. We offer assistance to our suppliers throughout the process to improve the quality of the information provided to us.

d.Identified SORs – As part of the risk mitigation process, the Company reconciled the list of SORs collected from suppliers to the list of smelter facilities validated by the RMI. The Company maintains a database of smelter aliases to reconcile suppliers’ smelters lists to the list of RMI SORs.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

The Company uses information provided by independent third-party audit programs, including the RMI RMAP, LBMA, and RJC, to confirm the existence, and verify the OECD-conformance status, of SORs identified during our due diligence.

For SORs that were audited as non-conformant, the Company sent a communication to encourage participation in the RMAP and requested the SOR to provide the mines and/or locations from which the SOR sources to assist in identifying all countries of origin. Additionally, the Company sent communications to all suppliers that reported SORs that were audited as non-conformant to request that these suppliers encourage the SORs’ participation in the RMAP.

The Company is also a member of the RMI (under member ID PLTN). As a member, the Company financially supports the development of the RMAP through its member dues and utilizes the RMI data to determine the country of origin of conflict minerals in the Company’s products in addition to the Company’s efforts of reaching out to smelters.

Step 5: Report annually on supply chain due diligence

Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our investor relations website at https://investor.onepeloton.com.

IV.Product Description; Processing Facilities
Product Description
Peloton’s Product and Services

Peloton’s business is managed and our financial results are reported on a segment basis, with those segments being Connected Fitness Products and Subscriptions. Our Connected Fitness Products are subject to Rule 13p-1 and include:

Bike

Our current Bike features a carbon steel frame, a nearly silent belt drive, durable magnetic resistance, and a 22” high-definition touchscreen with built-in stereo speakers to stream live and on-demand classes, all in a compact, 4’ by 2’ footprint. Our Bike is available in the United States, Canada, the United Kingdom, Germany, Australia and Austria.

Bike+

Our Bike+ provides an immersive cardio experience and seamless transition to floor-based exercises with its 24”, 360 degree rotating display. Members can easily pivot and tilt the screen to add strength, yoga, and stretching to their routine or take our Bike Bootcamp class series. Resistance on Bike+ is controlled digitally allowing Members

Exhibit 1.01
to “Auto Follow” their instructors’ class programs and control resistance from the touchscreen. A powerful built-in soundbar and subwoofer system offers an improved audio experience. Bike+ is currently available for purchase in the United States, Canada, the United Kingdom, Germany, Australia and Austria.

Tread+

Tread+ features a shock-absorbing rubber-slat belt and ball bearing system, ideal for low-impact training. Pace and incline ergonomic control knobs allow for seamless adjustments, and the 32” high-definition touchscreen features a 20-watt sound bar. Currently, new Tread+ units are available for sale in the U.S. and incorporate a rear safety guard that enhances the product’s safety features.

Tread

The newest addition to our Tread line has the essential elements of the Tread+ experience but in a more affordable and compact form factor – maintaining ample running surface area and runner comfort. The Tread features a sleek belt drive, 24” touchscreen with integrated soundbar and subwoofer, and ergonomic pace and incline control knobs and jump buttons. With an immersive audio and video experience and heart rate monitor integration, Peloton Tread is designed for both on-Tread as well as floor-based bootcamp content. Tread is currently available for purchase in the United States, Canada, the United Kingdom, Australia, and Germany.

Guide

Guide is our first connected fitness strength product designed to further enhance the full-body workout experience through a number of unique product features. Guide is supported with dedicated content, including exclusive programs for all levels, live body-training classes with instructors, and an extensive move library to help Members learn and perfect proper form. Guide is currently available for purchase in the United States, Canada, the United Kingdom, and Australia.

Peloton Row

Row combines the innovative software, premium hardware design, and exclusive content that make up the signature Peloton experience, providing Members with a unique low-impact, full-body cardio and strength rowing workout. Row is currently available for purchase in the United States and Canada.

Precor Products and Services
Precor products and services span across all major categories, including cardio, connected fitness consoles, strength, and functional fitness. Precor cardio products include treadmills, elliptical fitness crosstrainers, adaptive motion trainers, bikes, and a stairclimber. Cardio products may be equipped with touchscreen internet-connected fitness consoles, or non-internet-connected LED consoles. Precor strength products include a variety of selectorized and plate-loaded machines, as well as functional multi- station units, benches, racks, and stretching equipment.

Processing Facilities

Based on our due diligence process and the information received from our suppliers, the facilities listed in the table below were identified by the Company’s suppliers as the smelters and refiners of the 3TG present in and necessary to the functionality of products manufactured by the Company in the Reporting Period. As such, this smelter list is presented in good faith as the best information we have to date. During the Reporting Period, we identified 191 SORs in our supply chain, 189 of which have been audited by the RMI as conformant with the RMAP or an equivalent independent third-party audit program. This list may contain smelters that are not in our supply chain and/or there may be other smelters in our supply chain which have not yet been identified by our due diligence process.

Exhibit 1.01

Metal	Smelter Name	Country	Smelter ID
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Dowa	JAPAN	CID000401
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	CID001916
Gold	Chugai Mining	JAPAN	CID000264
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Germany GmbH Co. KG	GERMANY	CID000711
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Italpreziosi	ITALY	CID002765
Gold	Japan Mint	JAPAN	CID000823
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kazzinc	KAZAKHSTAN	CID000957
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Yamakin Co., Ltd.	JAPAN	CID002100
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Gold	LS MnM Inc.	KOREA, REPUBLIC OF	CID001078
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119

Exhibit 1.01

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	CID003575
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	MKS PAMP SA	SWITZERLAND	CID001352
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Gold	PX Precinox S.A.	SWITZERLAND	CID001498
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	SAFINA A.S.	CZECHIA	CID002290
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918
Gold	T.C.A S.p.A	ITALY	CID002580
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Tantalum	AMG Brasil	BRAZIL	CID001076
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	CID000616

Exhibit 1.01

Tantalum	TANIOBIS Co., Ltd.	THAILAND	CID002544
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002550
Tantalum	TANIOBIS GmbH	GERMANY	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Tantalum	KEMET de Mexico	MEXICO	CID002539
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	PowerX Ltd.	RWANDA	CID004054
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA	CID003583
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Tin	Aurubis Beerse	BELGIUM	CID002773
Tin	Aurubis Berango	SPAIN	CID002774
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	CID002180
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	CID003486
Tin	CRM Synergies	SPAIN	CID003524
Tin	PT Rajehan Ariq	INDONESIA	CID002593
Tin	Dowa	JAPAN	CID000402
Tin	DS Myanmar	MYANMAR	CID003831
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448
Tin	Fenix Metals	POLAND	CID000468
Tin	Minsur	PERU	CID001182
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116

Exhibit 1.01

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	CID004065
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Tin	PT Bangka Serumpun	INDONESIA	CID003205
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Mitra Sukses Globalindo	INDONESIA	CID003449
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA	CID003868
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539
Tin	Super Ligas	BRAZIL	CID002756
Tin	Thaisarco	THAILAND	CID001898
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	CID002513
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	CID002641
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Tungsten	Cronimet Brasil Ltda	BRAZIL	CID003468
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA	CID003609
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA	CID003417
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002542
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Tungsten	Masan High-Tech Materials	VIET NAM	CID002543

Exhibit 1.01

Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM	CID003993
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
V.Future Due Diligence

We intend to continue to communicate our expectations and information requirements to our direct suppliers. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We intend to continue to make inquiries to our direct suppliers, seek information as to the ultimate source of these raw materials, and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If a supplier does not meet our expectations regarding responsible sourcing, we will work with the supplier, including by leveraging industry-wide programs as appropriate, to build its capacity for responsible sourcing. We expect our suppliers to take similar measures with their suppliers to help ensure alignment throughout our supply chain.

In addition to the actions noted elsewhere in this report, the Company expects to undertake the following steps during the next compliance period:

●Review the Conflict Minerals Policy and update if necessary.
●Review supplier and team member training materials and update if necessary.
●Continue to collect responses from suppliers using the most recent revision of the CMRT.
●Engage with suppliers that did not provide a response in prior year(s) or provided incomplete responses to enhance our data collection for 2024.
●Monitor and track performance of our risk mitigation efforts, including the performance of suppliers deemed high-risk.
●Continue engagement with smelters by sending letters to those that have not been audited as conformant and asking our suppliers to do the same.
●Collect from suppliers product-level or user-defined level responses where useful.
●Compare and validate RCOI results to information collected via independent third-party audit programs, such as the RMI, and through the Company’s own coordinated outreach to smelters.
●Encourage responsible sourcing from the DRC and adjoining countries and continue to monitor global developments and the emergence of additional requirements or standards related to the sourcing of minerals or other materials from all regions to continually improve our conflict minerals program.
●Stay aware of new and related sourcing challenges that affect smelter RMI audit status.
●Continue to support efforts of industry groups, like the RMI, to strengthen due diligence efforts.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this report other than statements of historical fact, including, without limitation, statements regarding our future conflict minerals due diligence efforts, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this report, and we undertake

Exhibit 1.01
no obligation to update any of these forward-looking statements for any reason after the date of this report or to conform these statements to actual results or revised expectations, except as required by law.

Exhibit 1.01

APPENDIX I – Countries of Origin

The information provided in this Appendix is based on the information collected from the Company’s suppliers.

Australia	Mozambique
Austria	Myanmar
Benin	Nicaragua
Bolivia (Plurinational State of)	Niger
Brazil	Nigeria
Burundi	Papua New Guinea
Canada	Peru
Chile	Philippines
China	Portugal
Colombia	Russian Federation
Congo, Democratic Republic of the	Rwanda
Ethiopia	Sierra Leone
France	South Africa
Ghana	Spain
Guinea	Sweden
Guyana	Tanzania
Indonesia	Thailand
Kazakhstan	Uganda
South Korea	United Kingdom of Great Britain and Northern Ireland
Laos	United States of America
Madagascar	Uzbekistan
Malaysia	Vietnam
Mexico	Zimbabwe
Mongolia